Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter 11

In re:
Delta Air Lines, Inc., et al     Case No. 05-17923-ASH
Debtor

MONTHLY OPERATING REPORT FOR
THE MONTH ENDED FEBRUARY 28, 2007

DEBTOR’S ADDRESS:	Delta Air Lines, Inc. P.O. Box 20706 Atlanta, Georgia 30320-6001

DEBTOR’S ATTORNEYS:	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017

DISBURSEMENTS (IN THOUSANDS):	$1,805,953
FOR THE MONTH ENDED FEBRUARY 28, 2007
CONSOLIDATED NET INCOME (IN MILLIONS):	$55
FOR THE MONTH ENDED FEBRUARY 28, 2007

REPORT PREPARER:     Delta Air Lines, Inc., Debtor-in-Possession

The undersigned, having reviewed the attached report and being familiar with the Debtor’s financial affairs, verifies under the penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

/s/ Edward H. Bastian
Edward H. Bastian
Executive Vice President and
Chief Financial Officer

Indicate if this is an amended statement by checking here: AMENDED STATEMENT ____

DELTA AIR LINES, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

Condensed Consolidated Financial Statements
Consolidated Balance Sheet as of February 28, 2007	1
Consolidated Statement of Income for the month
ended February 28, 2007	3
Condensed Consolidated Statement of Cash Flows for
the month ended February 28, 2007	4

Notes to the Condensed Consolidated Financial Statements	5

Schedules
Schedule 1: Consolidating Balance Sheet as of February 28, 2007	16
Schedule 2: Consolidating Statement of Income for the month
ended February 28, 2007	18
Schedule 3: Total Disbursements by Filed Legal Entity for the month
ended February 28, 2007	19
Schedule 4: Schedule of Federal, State and Local Taxes Collected, Received,
Due, or Withheld for the month ended February 28, 2007	20
Schedule 5: Total Disbursements to Retained Professionals for the month
ended February 28, 2007	21

OTHER INFORMATION

On September 14, 2005 (the “Petition Date”), we and substantially all of our subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On December 19, 2006, we filed a Plan of Reorganization (the “Plan”), which after amendment, has been submitted to a vote of creditors and is subject to confirmation by the Bankruptcy Court. Under the Plan, current holders of our equity securities would not receive any distributions, and the equity securities would be cancelled at April 30, 2007, our presumed effective date of the Plan. Accordingly, we urge that caution be exercised with respect to investments in our existing equity securities and any of our liabilities or other securities. Additional information about our Chapter 11 filing is available on the Internet at www.delta.com/restructure. Bankruptcy Court filings, claims information and our proposed Plan are available at www.deltadocket.com.

Unless otherwise indicated, the terms “Delta,” the “Company,” “we,” “us,” and “our” refer to Delta Air Lines, Inc. and its subsidiaries.

DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Consolidated Balance Sheet

ASSETS	February 28,
(in millions)	2007
(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$ 1,978
Short-term investments	710
Restricted cash	974
Accounts receivable, net of an allowance for uncollectible accounts
of $21	1,079
Expendable parts and supplies inventories, net of an allowance for
obsolescence of $131	180
Deferred income taxes, net	401
Prepaid expenses and other	554
Total current assets	5,876

PROPERTY AND EQUIPMENT:
Flight equipment	17,661
Accumulated depreciation	(6,884)
Flight equipment, net	10,777

Ground property and equipment	4,419
Accumulated depreciation	(2,876)
Ground property and equipment, net	1,543

Flight and ground equipment under capital leases	474
Accumulated amortization	(146)
Flight and ground equipment under capital leases, net	328

Advance payments for equipment	71

Total property and equipment, net	12,719

OTHER ASSETS:
Goodwill	227
Operating rights and other intangibles, net of accumulated amortization
of $191	88
Other noncurrent assets	746
Total other assets	1,061

Total assets	$ 19,656

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Consolidated Balance Sheet

LIABILITIES AND SHAREOWNERS' DEFICIT	February 28,
(in millions, except share data)	2007
(Unaudited)

CURRENT LIABILITIES:
Current maturities of long-term debt and capital leases	$ 1,687
Accounts payable	904
Air traffic liability	2,350
Taxes payable	558
Deferred revenue	375
Accrued salaries and related benefits	417
Other accrued liabilities	266
Total current liabilities	6,557

NONCURRENT LIABILITIES:
Long-term debt and capital leases	6,159
Deferred income taxes, net	412
Deferred revenue and other credits	347
Other	367
Total noncurrent liabilities	7,285

LIABILITIES SUBJECT TO COMPROMISE	19,417

COMMITMENTS AND CONTINGENCIES

SHAREOWNERS' DEFICIT:
Common stock:
$0.01 par value; 900,000,000 shares authorized; 202,081,648 shares
issued and outstanding	2
Additional paid-in capital	1,561
Accumulated deficit	(14,468)
Accumulated other comprehensive loss	(474)
Treasury stock at cost, 4,745,710 shares	(224)
Total shareowners' deficit	(13,603)

Total liabilities and shareowners' deficit	$ 19,656

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Consolidated Statement of Income

For the
month ended
(in millions, except share and per share data)	February 28, 2007
(Unaudited)

OPERATING REVENUE:
Passenger:
Mainline	$ 833
Regional affiliates	289
Cargo	36
Other, net	94
Total operating revenue	1,252

OPERATING EXPENSES:
Salaries and related costs	297
Aircraft fuel	270
Contract carrier arrangements	230
Depreciation and amortization	98
Contracted services	89
Passenger commissions and other selling expenses	68
Landing fees and other rents	60
Aircraft maintenance materials and outside repairs	56
Aircraft rent	24
Passenger service	20
Restructuring, asset writedowns, pension settlements and related items, net	1
Other	44
Total operating expenses	1,257

OPERATING LOSS	(5)

OTHER (EXPENSE) INCOME:
Interest expense (contractual interest expense totaled $90
million for the month ended February 28, 2007)	(64)
Interest income	3
Miscellaneous, net	23
Total other expense, net	(38)

LOSS BEFORE REORGANIZATION ITEMS, NET	(43)

REORGANIZATION ITEMS, NET	98

INCOME BEFORE INCOME TAXES	55

INCOME TAX BENEFIT	-

NET INCOME	55

BASIC EARNINGS PER SHARE	$ 0.28

DILUTED EARNINGS PER SHARE	$ 0.23

WEIGHTED AVERAGE SHARES USED IN BASIC PER SHARE COMPUTATION	197,335,938

WEIGHTED AVERAGE SHARES USED IN DILUTED PER SHARE COMPUTATION	233,759,388

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Condensed Consolidated Statement of Cash Flows

For the
month ended
(in millions)	February 28, 2007
(Unaudited)

NET CASH USED IN OPERATING ACTIVITES	$ (138)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions:
Flight equipment, including advance payments	(35)
Ground property and equipment	(2)
Proceeds from sale of flight equipment	11
Proceeds from sale of investments	34
Decrease in restricted cash	26
Net cash provided by investing activities	34

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt and capital lease obligations	(64)
Net cash used in financing activities	(64)

Net decrease in cash and cash equivalents	(168)
Cash and cash equivalents at beginning of period	2,146
Cash and cash equivalents at end of period	$ 1,978

SUPPLEMENTAL DISCLOSURE OF CASH PAID (RECEIVED):
Cash paid (received) during the period for:
Interest paid (net of amounts capitalized)	$ 56
Professional fee disbursements from bankruptcy	6
Interest received from the preservation of cash due to Chapter 11 Proceedings	(11)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Notes to the Condensed Consolidated Financial Statements
February 28, 2007
(Unaudited)

 1.     ACCOUNTING AND REPORTING POLICIES

Basis of Presentation

On September 14, 2005 (the “Petition Date”), we and substantially all of our subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The reorganization cases are being jointly administered under the caption “In re Delta Air Lines, Inc., et al., Case No. 05-17923-ASH.”

The Debtors are operating as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, as debtors-in-possession, the Debtors are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the operating guidelines and financial reporting requirements of the Office of the United States Trustee for the Southern District of New York that relate to the preparation of monthly operating reports (“MORs”). Accordingly, this MOR does not include all the information required by GAAP for complete financial statements. As a result, this MOR should be read in conjunction with (1) our previously filed MORs and (2) the consolidated financial statements and accompanying notes in our annual and quarterly reports that are filed with the United States Securities and Exchange Commission.

In accordance with GAAP, we have applied American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”), in preparing our Condensed Consolidated Financial Statements. SOP 90-7 requires that the financial statements, for periods subsequent to the Chapter 11 filing, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses, realized gains and losses and provisions for losses that are realized or incurred in the bankruptcy proceedings are recorded in reorganization items, net on the accompanying Consolidated Statement of Income. In addition, pre-petition obligations that may be impacted by the bankruptcy reorganization process have been classified on our Consolidated Balance Sheet in liabilities subject to compromise. These liabilities are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts (see Note 2).

We have also prepared these unaudited Condensed Consolidated Financial Statements on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, our Condensed Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Due to our Chapter 11 proceedings, the realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainty. Accordingly, there is substantial doubt about the current financial reporting entity’s ability to continue as a going concern. Upon emergence from bankruptcy, we expect to adopt fresh start reporting in accordance with SOP 90-7, which will result in our becoming a new entity for financial reporting purposes. The adoption of fresh start reporting may have a material impact on our Consolidated Financial Statements of the new financial reporting entity.

The accompanying unaudited Condensed Consolidated Financial Statements do not reflect or provide for the consequences of our Chapter 11 proceedings. In particular, the financial statements do not show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or their status and priority; (3) as to shareowners’ equity accounts, the effect of any changes that may be made in our capitalization; and (4) as to operations, the effect of any changes that may be made to our business.

While operating as debtors-in-possession under Chapter 11 of the Bankruptcy Code, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business, in amounts other than those reflected in our Condensed Consolidated Financial Statements.

Management believes that the accompanying unaudited Condensed Consolidated Financial Statements reflect all adjustments, consisting of normal recurring items, restructuring and related items, and reorganization items, considered necessary for a fair statement of results for the interim period presented.

Cash and Cash Equivalents

We classify short-term, highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. These investments are recorded at cost, which approximates fair value. Cash and cash equivalents as of February 28, 2007 include approximately $165 million, which is set aside for the payment of certain operational taxes and fees to governmental authorities.

Under our cash management system, we utilize controlled disbursement accounts that are funded daily. Checks we issue, which have not been presented for payment, are recorded in accounts payable on our Consolidated Balance Sheet. This amount totaled $66 million at February 28, 2007.

Short-Term Investments

At February 28, 2007, our short-term investments were comprised of auction rate securities. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), we account for these investments as trading securities which are carried at fair value on our Consolidated Balance Sheet.

Restricted Cash

We have restricted cash which primarily relates to cash held as collateral by credit card processors and interline clearinghouses as well as for certain projected insurance obligations. Restricted cash included in current assets and other noncurrent assets on our Consolidated Balance Sheet totaled $974 million and $52 million at February 28, 2007, respectively.

2.     BANKRUPTCY PROCEEDINGS AND REORGANIZATION UPDATE FOR THE REPORTING PERIOD

General Information

Filing of Plan of Reorganization with the Bankruptcy Court. In order to successfully exit bankruptcy, the Debtors must propose and obtain confirmation from the Bankruptcy Court of a plan (or plans) of reorganization that satisfies the requirements of the Bankruptcy Code. The Debtors had the exclusive right to file a plan of reorganization and solicit acceptances thereon until June 1, 2007. These periods may be further extended by the Bankruptcy Court for cause. If the Debtors’ exclusivity period were to lapse, any party in interest may file a plan of reorganization for any of the Debtors.

On December 19, 2006, we filed with the Bankruptcy Court our Plan of Reorganization and a related Disclosure Statement, which contemplate that Delta will emerge from Chapter 11 as an independent airline. The Plan of Reorganization, as amended (the “Plan”), addresses various subjects with respect to the Debtors, including the resolution pre-petition obligations as well as the capital structure and corporate governance after exit from Chapter 11.

The Plan provides that most holders of allowed unsecured claims against the Debtors will receive common stock of reorganized Delta in satisfaction of their claims. Some holders of allowed unsecured claims against the Debtors would have the right to request cash proceeds of sales of common stock of reorganized Delta in lieu of such stock, and certain others would receive cash in satisfaction of their claims. Current holders of Delta’s equity interests would not receive any distributions, and their equity interests would be cancelled once the Plan becomes effective.

On February 7, 2007, the Bankruptcy Court approved the amended Disclosure Statement, and authorized the Debtors to begin soliciting votes from creditors to approve the Plan. The official committee of unsecured creditors (the “Creditors Committee”) and the two official retiree committees appointed in the Debtors’ Chapter 11 proceedings each support the Plan. To be accepted by holders of claims against the Debtors, the Plan must be approved by at least one-half in number and two-thirds in dollar amount of claims actually voting in each impaired class.

April 9, 2007 is the deadline for creditors to vote on the Plan. The Bankruptcy Court has scheduled a confirmation hearing on April 25, 2007 to consider approval of the Plan. If the Plan is approved by the creditors and confirmed by the Bankruptcy Court, the Debtors are planning to emerge from Chapter 11 on April 30, 2007.

Under certain circumstances set forth in Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan even if such plan has not been accepted by all impaired classes of claims and equity interests. A class of claims or equity interests that does not receive or retain any property under the plan on account of such claims or interests is deemed to have voted to reject the plan. The precise requirements and evidentiary showing for confirming a plan notwithstanding its rejection by one or more impaired classes of claims or equity interests depends upon a number of factors, including the status and seniority of the claims or equity interests in the rejecting class (i.e., secured claims or unsecured claims, subordinated or senior claims, preferred or common stock). Generally, with respect to common stock interests, a plan may be “crammed down” even if the shareowners receive no recovery if the proponent of the plan demonstrates that (1) no class junior to the common stock is receiving or retaining property under the plan and (2) no class of claims or interests senior to the common stock is being paid more than in full.

Notices to Creditors; Effect of Automatic Stay. Shortly after the Petition Date, the Debtors began notifying all known current or potential creditors of the Chapter 11 filing. Subject to certain exceptions under the Bankruptcy Code, the Debtors’ Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim, are enjoined unless and until the Bankruptcy Court lifts the automatic stay. Vendors are being paid for goods furnished and services provided after the Petition Date in the ordinary course of business.

Appointment of Creditors Committee. As required by the Bankruptcy Code, the United States Trustee for the Southern District of New York appointed the Creditors Committee. The Creditors Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court with respect to the Debtors. The Creditors

Committee has been generally supportive of the Debtors’ positions on various matters including the Debtors’ Plan.

Rejection of Executory Contracts. Under Section 365 and other relevant sections of the Bankruptcy Code, the Debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property, aircraft and aircraft engines, subject to the approval of the Bankruptcy Court and certain other conditions. By order of the Bankruptcy Court, our Section 365 rights to assume, assume and assign, or reject unexpired leases of non-residential real estate expire on the date of entry of an order confirming a plan of reorganization (subject to further extension by the Bankruptcy Court). In general, rejection of an executory contract or unexpired lease is treated as a pre-petition breach of the executory contract or unexpired lease in question and, subject to certain exceptions, relieves the Debtors of performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach. Counterparties to such rejected contracts or leases can file claims against the Debtors’ for such damages. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing defaults under such executory contract or unexpired lease.

Any description of an executory contract or unexpired lease elsewhere in these Notes, including where applicable our express termination rights or a quantification of our obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights we have under the Bankruptcy Code.

We expect that liabilities subject to compromise and resolution in the Chapter 11 proceedings will arise in the future as a result of damage claims created by the Debtors’ rejection of various executory contracts and unexpired leases. Such claims may be material (see “Magnitude of Potential Claims” below).

Special Protection Applicable to Leases and Secured Financing of Aircraft and Aircraft Equipment. Notwithstanding the general discussion above of the impact of the automatic stay, under Section 1110 of the Bankruptcy Code (“Section 1110”), certain secured parties, lessors and conditional sales vendors may take possession of certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract pursuant to their agreement with the Debtors. Section 1110 provides that, unless the Debtors agree to perform under the agreement and cure all defaults within 60 calendar days after the Petition Date, such financing party can take possession of such equipment.

Section 1110 effectively shortens the automatic stay period to 60 days with respect to Section 1110 eligible aircraft, engines and related equipment, subject to the following two conditions. The Debtors may elect, with Bankruptcy Court approval, to perform all of the obligations under the applicable financing and cure any defaults thereunder as required by the Bankruptcy Code (which does not preclude later rejecting any related lease) (a “Section 1110(a) Election”). Alternatively, the Debtors may extend the 60-day period by agreement of the relevant financing party, with Bankruptcy Court approval (a “Section 1110(b) Stipulation”). In the absence of either such arrangement, the financing party may take possession of the property and enforce any of its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment.

The 60-day period under Section 1110 expired on November 14, 2005. We have made Section 1110(a) Elections with respect to certain aircraft and reached agreements in principle to enter into Section 1110(b) Stipulations with respect to other aircraft. As to the remainder of the aircraft subject to Section 1110, the automatic stay terminated on November 15, 2005 and, beginning as of such date, the related financing parties were able to exercise their remedies and take enforcement actions at their election.

While we have reached agreement with respect to certain of our aircraft obligations and are negotiating with respect to many of our other aircraft obligations, the ultimate outcome of these negotiations cannot be predicted with certainty. To the extent we are unable to reach definitive agreements with aircraft financing parties, those parties may seek to repossess aircraft. The loss of a significant number of aircraft could result in a material adverse effect on our financial and operating performance.

Request for Adequate Protection. Certain aircraft financing parties have filed motions with the Bankruptcy Court seeking adequate protection against the risk that their aircraft collateral could lose value while in the possession of or while being used by the Debtors. The Bankruptcy Court could determine that such parties are not adequately protected and that the Debtors must pay certain amounts, which could be material, in order to continue using the equipment.

The Debtors have entered into stipulations with several aircraft financing parties, pursuant to which the aircraft financing parties agreed to defer the filing of a motion seeking adequate protection and the Debtors agreed that such delay would not affect the right (if any) of these parties to adequate protection should they later file a motion.

Payment of Insurance Benefits to Retired Employees. Section 1114 of the Bankruptcy Code addresses a debtor’s ability to modify certain retiree disability, medical and death benefits (“Covered Benefits”). To modify Covered Benefits, the debtor must satisfy certain statutorily prescribed procedural and substantive prerequisites and obtain either (1) the Bankruptcy Court’s approval or (2) the consent of an authorized representative of retirees. The debtor must make a proposal to modify the Covered Benefits based on the most complete and reliable information available at the time, must bargain in good faith and must share relevant information with the retiree representative. In addition, the proposed modifications must be necessary to permit the reorganization of the debtor and must ensure that all affected parties are treated fairly and equitably relative to the creditors and the debtor.

The Bankruptcy Court directed the appointment of two separate retiree committees under Section 1114, one to serve as the authorized representative of non-pilot retirees, and the other to serve as the authorized representative of pilot retirees. On October 19, 2006, the Bankruptcy Court approved agreements that we reached with these committees regarding healthcare benefits for current retirees. These agreements became effective January 1, 2007.

Magnitude of Potential Claims. The Debtors have filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors, subject to the assumptions filed in connection therewith. All of the schedules are subject to amendment or modification.

Bankruptcy Rule 3003(c)(3) requires the Bankruptcy Court to set the time within which proofs of claim must be filed in a Chapter 11 case. The Bankruptcy Court established August 21, 2006 at 5:00 p.m. (the “Bar Date”) as the last date and time for each person or entity to file a proof of claim against the Debtors. Subject to certain exceptions, the Bar Date applies to all claims against the Debtors that arose prior to the Petition Date.

As of February 28, 2007, claims totaling about $87 billion have been filed with the Bankruptcy Court against the Debtors, and we expect new and amended claims to be filed in the future, including claims amended to assign values to claims originally filed with no designated value. We have identified, and we expect to continue to identify, many claims that we believe should be disallowed by the Bankruptcy Court because they are duplicative, have been later amended or superseded, are without merit, are overstated or for other reasons. As of February 28, 2007, the Bankruptcy Court has disallowed approximately $1.6 billion of claims and has not yet ruled on our other objections to claims; the disputed portions of which aggregate to an additional $3.2 billion. We expect to continue to file objections in the future. Because the process of analyzing and objecting to claims will be ongoing, the amount of disallowed claims may increase significantly in the future.

Through the claims resolution process, differences in amounts scheduled by the Debtors and claims filed by creditors will be investigated and resolved, including through the filing of objections with the Bankruptcy Court where appropriate. In light of the substantial number and amount of claims filed, the claims resolution process may take considerable time to complete, and we expect that it will continue after our emergence from bankruptcy. Accordingly, the ultimate number and amount of allowed claims is not presently known, nor is the exact recovery with respect to allowed claims presently known.

Costs of Reorganization. We have incurred and will continue to incur significant costs associated with our reorganization. The amount of these costs, which are being expensed as incurred, are expected to significantly affect our results of operations. For additional information, see “Reorganization Items, net” in this Note.

Liabilities Subject to Compromise

The following table summarizes the components of liabilities subject to compromise included on our Consolidated Balance Sheet as of February 28, 2007:

(in millions)
Pension, postretirement and other benefits	$10,374
Debt and accrued interest	4,588
Aircraft lease related obligations	3,124
Accounts payable and other accrued liabilities	1,331
Total liabilities subject to compromise	$19,417

Liabilities subject to compromise refers to pre-petition obligations that may be impacted by the Chapter 11 reorganization process. The amounts represent our current estimate of known or potential obligations to be resolved in connection with our Chapter 11 proceedings.

Differences between liabilities we have estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. We will continue to evaluate these liabilities throughout the Chapter 11 process and adjust amounts as necessary. Such adjustments may be material.

Reorganization Items, net

The following table summarizes the components included in reorganization items, net in our Consolidated Statements of Operations for the month ended February 28, 2007:

(in millions)
Facility leases	$(131) )
Retiree claims	26 6
Professional fees	14 4
Interest income	(11) )
Other	4
Total reorganization items, net	$(98)

Claims related to reorganization items are reflected in liabilities subject to compromise on our Consolidated Balance Sheet.

Interest Expense

In accordance with SOP 90-7, we record interest expense only to the extent (1) interest will be paid during our Chapter 11 proceedings or (2) it is probable interest will be an allowed priority, secured, or unsecured claim. Interest expense recorded on our Consolidated Statement of Income totaled $64 million. Contractual interest expense (including interest expense that is associated with obligations in liabilities subject to compromise) during this period totaled $90 million.

Insurance

Premiums to date for all insurance policies, including worker’s compensation and disability insurance, have been paid in accordance with each respective policy's payment terms. No payments are past due.

3.     COLLECTIVE BARGAINING AGREEMENTS

Throughout the Chapter 11 proceedings, Comair has been in negotiations with the unions that represent its flight attendants, maintenance employees and pilots to reduce the labor costs of each of these employee groups. On October 13, 2006, Comair reached a tentative agreement with the International Brotherhood of Teamsters (“IBT”) which represents Comair’s approximately 1,000 flight attendants. The tentative agreement was ratified by Comair’s flight attendants and approved by the Bankruptcy Court. It became effective December 31, 2006, and becomes amendable December 31, 2010.

Earlier in 2006, Comair reached agreements with the International Association of Machinists and Aerospace Workers (“IAM”) and ALPA, which represent Comair’s approximately 550 maintenance employees and 1,490 pilots, respectively. These agreements were, however, conditioned on Comair’s obtaining certain labor cost reductions under its collective bargaining agreement with the IBT. Because the Bankruptcy Court denied in April 2006 Comair’s initial motion to reject its collective bargaining agreement with the IBT, Comair reduced the amount of flight attendant labor cost reductions it sought and received from the IBT to a level below that required by the conditions in the agreements with the IAM and ALPA. As a result, Comair was required to renegotiate its cost reduction agreements with the IAM and ALPA.

On October 18, 2006, Comair reached an agreement with the IAM that has been approved by the Bankruptcy Court and is not conditioned on Comair’s reaching agreements with the IBT or ALPA. This agreement became effective January 31, 2007 and becomes amendable December 31, 2010. Because Comair was not able to reach an agreement with ALPA on pilot labor cost reductions, on November 2, 2006, Comair filed a motion with the Bankruptcy Court under Section 1113 to reject Comair’s collective bargaining agreement with ALPA. The Bankruptcy Court granted this motion on December 21, 2006.

On December 29, 2006, Comair and ALPA entered into an agreement whereby, among other things, Comair agreed not to implement certain changes to the ALPA collective bargaining agreement, and ALPA agreed not to call a strike of Comair pilots, before February 2, 2007. On February 12, 2007, Comair and ALPA reached a tentative agreement to reduce Comair’s pilot labor costs which was ratified by Comair’s pilots and approved by the Bankruptcy Court. The agreement became effective March 2, 2007, and becomes amendable on March 2, 2011.

4.     DERIVATIVE INSTRUMENTS

Under our Chapter 11 proceedings, we were authorized to hedge up to 50% of our estimated 2006 aggregate fuel consumption, with no single month exceeding 80% of our estimated fuel consumption. We are also authorized to hedge up to 80% of our projected fuel consumption for each month in the quarter ending March 31, 2007, up to 50% for each month in the quarter ending June 30, 2007, up to 35% for each month in the quarter ending September 30, 2007 and up to 25% for each month in the quarter ending December 31, 2007. We currently cannot enter into any fuel hedge contract that extends beyond December 31, 2007 without approval from the Bankruptcy Court or the Creditors Committee. As of February 28, 2007, we have hedged approximately 36% of our projected aircraft fuel requirements through September 2007 using heating oil and jet fuel zero-cost collar and swap contracts. We have not entered into any hedges for the December 2007 quarter.

We periodically use derivative instruments designated as cash flow hedges, which are comprised of heating oil and jet fuel swap and collar contracts, to manage our exposure to changes in aircraft fuel prices. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we have elected hedge accounting and record the fair market value of our fuel hedge contracts on our Consolidated Balance Sheets and recognize certain changes in these fair values on our Consolidated Statements of Operations.

Changes in the fair value of fuel hedge contracts that qualify for hedge accounting are recorded in shareowners’ deficit as a component of accumulated other comprehensive loss. These gains or losses are generally recognized in aircraft fuel expense when the related aircraft fuel purchases being hedged are consumed. To the extent that the change in the fair value of a fuel hedge contract does not perfectly offset the change in the value of the aircraft fuel being hedged, the ineffective portion of the hedge is immediately recognized in other (expense) income on our Consolidated Statements of Income. For our heating oil and jet fuel option contracts, ineffectiveness is measured based on the intrinsic value of the derivative. The difference between the fair value and intrinsic value represents the time value of the option contract. Time value is excluded from the calculation of ineffectiveness and immediately recognized in other (expense) income on our Consolidated Statements of Income.

Losses (gains) recorded on our Consolidated Statement of Income for the month ended February 28, 2007 related to our fuel hedge contracts are as follows:

	Month ended
	February 28, 2007
	Aircraft fuel	Other (income)
(in millions)	expense	expense
Open fuel hedge contracts	$ -	$ (18)
Settled fuel hedge contracts	5	(3)
Total	$5	$ (21)

Our open fuel hedge contracts as of February 28, 2007 had an estimated fair market value gain of $46 million, which we recorded in prepaid expenses and other on our Consolidated Balance Sheet.

5.     DEBT

During 2001, we entered into lease and financing agreements with the Massachusetts Port Authority (“Massport”) for the redevelopment and expansion of Terminal A at Boston’s Logan International Airport. The construction of the new terminal was funded with $498 million in proceeds from Special Facilities Revenue Bonds issued by Massport on August 16, 2001. We agreed to pay the debt service on the bonds under an agreement with Massport and issued a guarantee to the bond trustee covering the payment of the debt service. Because we have issued a guarantee of the debt service on the bonds, we have included the bonds, as well as the related bond proceeds, on our Consolidated Balance Sheets. The bonds are reflected as liabilities subject to compromise and the related remaining proceeds, which are held in a trust, are reflected as restricted investments in other assets on our Consolidated Balance Sheets.

As part of our restructuring efforts, we have entered into a settlement agreement with Massport, the bond trustee and the bond insurer providing, among other things, for a reduction in our leasehold premises, the ability to return some additional space in 2007 and 2011 and the reduction of our lease term to ten years. The settlement agreement also provides that our obligations with respect to the bonds shall be eliminated, including the guarantee of debt service, and that all rental payments for the leased space shall be made to Massport. On February 14, 2007, the Bankruptcy Court approved a consent motion authorizing the settlement agreement, the assumption of the amended lease and the restructuring of related agreements.

				Schedule 1
DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Consolidating Balance Sheet
February 28, 2007
(Unaudited)
(In Millions)

ASSETS	Debtors	Non-Debtors	Eliminations & Adjustments	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$ 1,907	$ 71	$ -	$ 1,978
Short-term investments	710		-	710
Restricted cash	917	57	-	974
Accounts receivable, net of an allowance for
uncollectible accounts of $21	1,077	34	(32)	1,079
Expendable parts and supplies inventories, net of
an allowance for obsolescence of $131	180	-	-	180
Deferred income taxes, net	401	-	-	401
Prepaid expenses and other	554	-	-	554
Total current assets	5,746	162	(32)	5,876

PROPERTY AND EQUIPMENT:
Flight equipment	17,661	-	-	17,661
Accumulated depreciation	(6,884)	-	-	(6,884)
Flight equipment, net	10,777	-	-	10,777

Ground property and equipment	4,419	-	-	4,419
Accumulated depreciation	(2,876)	-	-	(2,876)
Ground property and equipment, net	1,543	-	-	1,543

Flight and ground equipment under capital leases	474	-	-	474
Accumulated amortization	(146)	-	-	(146)
Flight and ground equipment under capital leases, net	328	-	-	328

Advance payments for equipment	71	-	-	71

Total property and equipment, net	12,719	-	-	12,719

OTHER ASSETS:
Goodwill	227	-	-	227
Operating rights and other intangibles, net of accumulated
amortization of $191	88	-	-	88
Other noncurrent assets	700	146	(100)	746
Total other assets	1,015	146	(100)	1,061

Total assets	$ 19,480	$ 308	$ (132)	$ 19,656

				Schedule 1 (continued)
DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Consolidating Balance Sheet
February 28, 2007
(Unaudited)
(In Millions, Except Share Data)

LIABILITIES AND SHAREOWNERS' DEFICIT	Debtors	Non-Debtors	Eliminations & Adjustments	Consolidated

CURRENT LIABILITIES:
Current maturities of long-term debt and capital leases	$ 1,687	$ -	$ -	$ 1,687
Accounts payable	896	40	(32)	904
Air traffic liability	2,350	-	-	2,350
Taxes payable	558	-	-	558
Deferred revenue	375	-	-	375
Accrued salaries and related benefits	417	-	-	417
Other accrued liabilities	266	-	-	266
Total current liabilities	6,549	40	(32)	6,557

NONCURRENT LIABILITIES:
Long-term debt and capital leases	6,249	-	(90)	6,159
Deferred income taxes, net	412	-	-	412
Deferred revenue and other credits	347	-	-	347
Other	278	89	-	367
Total noncurrent liabilities	7,286	89	(90)	7,285

LIABILITIES SUBJECT TO COMPROMISE	19,417	-	-	19,417

SHAREOWNERS' DEFICIT:
Common stock:
$0.01 par value; 900,000,000 shares authorized; 202,081,648
shares issued and outstanding	2	1	(1)	2
Additional paid-in capital	1,561	57	(57)	1,561
Accumulated deficit	(14,637)	121	48	(14,468)
Accumulated other comprehensive loss	(474)	-	-	(474)
Treasury stock at cost, 4,745,710 shares	(224)	-	-	(224)
Total shareowners' deficit	(13,772)	179	(10)	(13,603)

Total liabilities and shareowners' deficit	$ 19,480	$ 308	$ (132)	$ 19,656

				Schedule 2
DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Consolidating Statement of Operations
For the month ended February 28, 2007
(Unaudited)
(In Millions)

	Debtors	Non-Debtors	Eliminations & Adjustments	Consolidated

OPERATING REVENUE:
Passenger:
Mainline	$ 833	$ -	$ -	$ 833
Regional affiliates	289	-	-	289
Cargo	36	-	-	36
Other, net	94	-	-	94
Total operating revenue	1,252	-	-	1,252

OPERATING EXPENSES:
Salaries and related costs	297	-	-	297
Aircraft fuel	270	-	-	270
Contract carrier arrangements	230	-	-	230
Depreciation and amortization	98	-	-	98
Contracted services	89	-	-	89
Passenger commissions and other selling expenses	68	-	-	68
Landing fees and other rents	60	-	-	60
Aircraft maintenance materials and outside repairs	56	-	-	56
Aircraft rent	24	-	-	24
Passenger service	20	-	-	20
Restructuring, asset writedowns, pension settlements,
and related items, net	1	-	-	1
Other	44	-	-	44
Total operating expenses	1,257	-	-	1,257

OPERATING LOSS	(5)	-	-	(5)

OTHER (EXPENSE) INCOME:
Interest expense (contractual interest expense totaled $90
for the month ended February 28, 2007)	(65)	-	1	(64)
Interest income	3	1	(1)	3
Miscellaneous income	23	-	-	23
Total other expense, net	(39)	1	-	(38)

(LOSS) INCOME BEFORE REORGANIZATION ITEMS, NET	(44)	1	-	(43)

REORGANIZATION ITEMS, NET	98	-	-	98

INCOME BEFORE INCOME TAXES	54	1	-	55

INCOME TAX PROVISION	-		-	-

NET INCOME	$ 54	$ 1	$ -	$ 55

		Schedule 3
DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Total Disbursements by Filed Legal Entity
For the month ended February 28, 2007
(Unaudited)
(In Thousands)

Legal Entity	Case Number	Disbursements

ASA Holdings, Inc.	05-17946-ash	$ -

Comair, Inc.	05-17924-ash	66,600

Comair Services, Inc.	05-17935-ash	5

Crown Rooms, Inc.	05-17922-ash	-

DAL Aircraft Trading, Inc.	05-17941-ash	-

DAL Global Services, LLC	05-17928-ash	2,472

DAL Moscow, Inc.	05-17937-ash	-

Delta AirElite Business Jets, Inc.	05-17942-ash	2,993

Delta Air Lines, Inc.	05-17923-ash	1,537,334

Delta Benefits Management, Inc.	05-17945-ash	-

Delta Connection Academy, Inc.	05-17926-ash	1,709

Delta Corporate Identity, Inc.	05-17932-ash	-

Delta Loyalty Management Services, LLC	05-17939-ash	25,962

Delta Technology, LLC	05-17927-ash	27,598

Delta Ventures III, LLC	05-17936-ash	-

Epsilon Trading, Inc.	05-17943-ash	141,280

Kappa Capital Management, Inc.	05-17947-ash	-

Song, LLC	05-17921-ash	-

		$ 1,805,953

Schedule 4
DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Schedule of Federal, State and Local Taxes
Collected, Received, Due or Withheld
For the month ended February 28, 2007
(Unaudited)
(In Millions)

Consolidated

Payroll Taxes:
Gross wages and salaries paid or incurred	$ 236.3

Payroll taxes withheld	49.6
Employer payroll tax contributions incurred	18.2
Total payroll taxes	67.8
Amount of payroll tax remitted to tax authorities	67.8
Date(s) remitted to tax authorities	Various

Sales & Use Taxes:
Sales & use tax collected and incurred	4.4
Amount of sales & use tax remitted to tax authorities [1]	5.5
Date(s) remitted to tax authorities	2/15, 2/20, 2/25, 2/28

Federal Transportation Tax:
Federal transportation tax collected	111.3
Amount of federal transportation tax remitted to Internal Revenue Service [1]	69.4
Date(s) remitted to tax authorities	2/11, 2/14, 2/27

Passenger Facility Charges:
Passenger facility charges collected	41.8
Amount of passenger facility charges remitted to airport authorities [1]	32.3
Date(s) remitted to airport authorities	2/28

U.S. Security Fees:
U.S. security fees collected	23.1
Amount of U.S. security fees remitted to Transportation Security Administration [1]	24.6
Date(s) remitted to Transportation Security Administration	2/28

Customs User Fees:
Customs user fees collected	2.1
Amount of customs user fees remitted to Customs and Border Protection Agency [2]	-
Date(s) remitted to Customs and Border Protection Agency	n/a

Immigration User Fees:
Immigration user fees collected	4.5
Amount of customs user fees remitted to Customs and Border Protection Agency [2]	-
Date(s) remitted to Customs and Border Protection Agency	n/a

Animal and Plant Health Inspection Service (APHIS) User Fees:
APHIS user fees collected	3.2
Amount of customs user fees remitted to U.S. Department of Agriculture [2]	-
Date(s) remitted to U.S. Department of Agriculture	n/a

Property taxes paid	3.0

Other taxes paid	1.1

[1] Tax is remitted one month in arrears of collection month. Amounts noted reflect actual collections and remittances during the month ended February 28, 2007.

[2] Tax is remitted quarterly. Amounts noted reflect actual collections and remittances during the month ended February 28, 2007.

Schedule 5
DELTA AIR LINES, INC.
Debtor and Debtor-In-Possession
Total Disbursements to Retained Professionals
For the month ended February 28, 2007
(Unaudited)
(In Thousands)

Retained Professionals	Disbursements [1]

Debtors' Advisors and Notice and Claims Agent:
Alston & Bird LLP	$ 60.3
Babcock & Brown LP	184.1
Bankruptcy Services LLC	282.9
The Blackstone Group L.P.	168.8
Davis, Polk & Wardwell	1,587.2
Debevoise & Plimpton LLP	871.1
Deloitte & Touche LLP	9.2
Deloitte Tax LLP	-
Ernst & Young LLP	154.0
Gibson, Dunn & Crutcher LLP	139.0
Giuliani Capital Advisors LLC	176.0
Greenhill & Co., LLC	170.7
Hogan & Hartson L.L.P.	95.7
Huron Consulting Services, LLC	223.5
Paul, Hastings, Janofsky & Walker LLP	144.6
Stroock & Stroock & Lavan LLP	33.9

Advisors to Unsecured Creditors Committee:
Akin Gump Strauss Hauer & Feld LLP	997.9
Aviation Specialists Group, Inc.	-
Houlihan Lokey Howard & Zukin Capital	180.3
Lytle Soule & Curlee, P.C.	-
Mesirow Financial Consulting	226.7
SSI (U.S.), Inc. d/b/a/ Spencer Stuart	200.0
Creditors Committee Expense	3.9

Advisors to Retiree Committee:
Barbara Niehus	-
Farella Braun & Martel LLP	124.0
Foley & Lardner LLP	-
Mitchell I. Serota	-
Navigant Capital Advisors, LLC	-
Townsend & Townsend & Crew LLP	-

Advisors to Pilot Retiree Committee:
Alvarez & Marsal, LLC	-
Stinson, Morrison, Hecker, LLP	88.0
Wilson, Elser, Moskowitz, Edclman & Dicker LLP	9.5
Milliman, Inc.	12.1
Retired Pilot 1114 Reimbursement	1.3

$ 6,144.7

1 Payments made to all firms listed above, other than Bankruptcy Services, LLC, are made in accordance with an order of the Bankruptcy Court issued on October 6, 2005 (the “Interim Compensation Order”). The Interim Compensation Order requires the retained professionals to deliver monthly statements to Delta (and other parties) within 20 days after the end of the month for which compensation is sought and the parties receiving the monthly statements have 15 days to review the statements. If no objections are made to the statements, the Debtors are required to pay 80% of fees and 100% of expenses reflected in those statements promptly, with the balance to be paid upon court approval of all of the fees and expenses. Payments made by the Debtors to its advisors during the month ended February 28, 2007 related to services provided in prior periods.